EXHIBIT 5.1

November 20, 2013

MAGICJACK VOCALTEC LTD.
12 Benny Gaon Street, Building 2B
Poleg Industrial Area
Netanya, Israel 42504

Gentlemen:

We have acted as counsel to magicJack VocalTec Ltd., a company organized under the laws of the State of Israel (the "Company"), in connection with its filing of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the registration of 2,250,000 of the Company's ordinary shares, no par value, issuable under its 2013 Stock Incentive Plan and 2013 Israeli Stock Incentive Plan (collectively, the "Plans").

In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's (i) Articles of Association, (ii) the Plans and (iii) resolutions of the Company's Board of Directors and shareholders.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles.  As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company.  We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the 2,250,000 ordinary shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Plans, pursuant to agreements with respect to the Plans and, as the case may be, pursuant to the terms of the awards that may be granted under the Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours, /s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co

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